Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Three-months	For the Year Ended December 31,
	ended March 31, 2005	2004	2003	2002	2001	2000
Earnings (loss)-
Loss before income taxes	$(27,836)	$(93,271)	$(29,789)	$(34,017)	$(10,090)	$(5,847)
Add fixed Charges:
Interest expense on indebtedness	$1,627	$4,480	$990	$1,936	$692	$843
Estimated interest on rental expense	476	1,611	300	329	341	305
Amortization of deferred closing costs related to convertible notes	204	521	156	294	—	—
Amortization of discount on convertible notes			271	511	—	—

Total Adjusted Loss	$(25,529)	$(86,659)	$(28,072)	$(30,947)	$(9,057)	$(4,699)

Fixed Charges-
Interest expense on indebtedness	$1,627	$4,480	$990	$1,936	$692	$843
Estimated interest on rental expense	476	1,611	300	329	341	305
Amortization of deferred closing costs related to convertible notes	204	521	156	294	—	—
Amortization of discount on convertible notes			271	511	—	—

Total Fixed Charges	$2,307	$6,612	$1,717	$3,070	$1,033	$1,148

Coverage deficiency	$(27,836)	$(93,271)	$(29,789)	$(34,017)	$(10,090)	$(5,847)